Exhibit 10.14
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Consulting Agreement

This Consulting Agreement (the “Agreement”) is dated as of November 13, 2024, between Zentalis Pharmaceuticals, Inc., a Delaware corporation with offices at 10275 Science Center Drive, Suite 200, San Diego, California 92121 (collectively, with its affiliates, “Company”), and Kimberly Blackwell, M.D. (“Consultant”). Together, Consultant and the Company shall be referred to as “the parties” and each a “party” hereto.
WHEREAS, Consultant resigned as an employee from the Company’s wholly owned subsidiary, Zeno Management, Inc. (“Zeno”), agreed to a mutual separation, effective November 13, 2024, or such other date that is the effective date of Consultant’s resignation as an employee of Zeno (such date, the “Separation Date”);
    WHEREAS, in connection with Consultant’s separation, Consultant, the Company and Zeno entered into a Release Agreement (the “Release Agreement”); and
WHEREAS, the Company wishes to enter into a Consulting Agreement with Consultant in order to effectuate a smooth transition at the Company following Consultant’s separation as a Zeno employee and to provide for Consultant’s continued services as a Strategic Advisor to the Board of Directors of the Company (the “Board”).
NOW, THEREFORE, Company and Consultant hereby agree as follows:
1.Services. Consultant shall service as Strategic Advisor to the Board and will provide consulting services (“Services”) detailed on Exhibit A to Company for the term of the Agreement. Consultant will not delegate her responsibilities under this Agreement to any third parties. When performing Services involving interactions with an external audience, Consultant will comply with Company’s lawful and reasonable directions regarding such interactions, which directions shall be provided in writing in advance unless otherwise mutually agreed upon by Consultant and the Board or the Chief Legal Officer of the Company. Consultant is an independent contractor and is not authorized to make any representation, warranty, contract, or commitment on behalf of Company unless directed to by the Company.
2.Compliance with Applicable Law. Consultant will comply with all applicable laws in the performance of the Services.
3.Term and Termination. The term of this Agreement will commence on the day following the Separation Date and will expire on November 15, 2025 (the “Term”), unless terminated (i) by the Company by written notice to Consultant following Consultant’s material breach of this Agreement and ten (10) business day opportunity to cure (if such breach is capable of being cured), (ii) upon thirty (30) days’ written notice to the Company by Consultant, or (iii) automatically upon the death or disability of Consultant (subject to the Company’s obligations to provide for the accelerated vesting of Consultant’s Options and RSUs (as defined in Exhibit A) upon such termination under this clause (iii) as

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
provided in Exhibit A); provided, however, that the form of compensation set forth in Exhibit A described as Options and RSUs shall immediately vest in full upon Consultant’s death or disability. “Material breach” shall have the definition set forth in Section 11(g) herein. Notwithstanding, this Agreement shall terminate immediately, and the Company shall have no obligations to provide any of the compensation or benefits described herein for any portion of the Term, in the event that the Effective Date (as defined in the Release Agreement) does not occur within the required timeframe as set forth in the Release Agreement and Consultant shall forfeit any compensation or benefits received prior to such date (including any Options or RSUs that vested following the Separation Date or any shares issued upon the vesting or settlement of any Options or RSUs that vested following the Separation Date).
4.Compensation. As compensation for the Services, the Company will compensate Consultant as provided on Exhibit A. The Company will pay undisputed invoices within [***]of Company’s receipt of such invoices. Company will reimburse Consultant for reasonable, actual expenses incurred that have been expressly approved in advance by the Company, after submission of detailed invoices or receipts documenting such expenses. If Consultant uses, recommends or comments upon any Company product in connection with the treatment of a patient, a scientific or educational presentation or publication, a media interview, development of a formulary or clinical protocols, or any other third-party communication or interaction, Consultant will disclose that Consultant is or has been a paid consultant of the Company and any other financial relationships with the Company.
5.Representations and Warranties. Consultant represents and warrants that (i) the Agreement does not conflict with or violate any obligation of Consultant or right of any third party, and Consultant will not accept work, enter into a contract, or accept an obligation from any third party that is inconsistent with Consultant’s obligations under this Agreement; and (ii) neither Consultant nor any designee providing Services hereunder have ever been, nor currently are, nor are the subject of, a proceeding that could lead to Consultant or designee becoming: (A) debarred by the FDA pursuant to 21 U.S.C. § 335a(a)-(b) from providing services in any capacity to a person that has an approved or pending drug product application; (B) excluded, debarred, suspended or otherwise ineligible to participate in (I) Federal health care programs, as defined under 42 U.S. Code § 1320a-7b(f), such as Medicare or Medicaid, by the Office of the Inspector General of the U.S. Department of Health and Human Services, or (II) federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration; (C) convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been debarred or excluded as described in this Section 5; or (D) debarred or disqualified by any foreign equivalent of the authorities and programs referenced above. If, during the term of this Agreement, Consultant or any designee is debarred, excluded or convicted, or is the subject of a proceeding that could lead to Consultant or any designee becoming debarred, excluded or convicted as described herein, Consultant shall immediately notify the Company.
6.Confidential Information. Consultant acknowledges that all non-public and/or proprietary information Consultant receives, acquires, or develops in performance of the Services (“Confidential Information”) is confidential and is the exclusive property of the Company. Consultant must use a reasonable degree of care to protect and prevent any unauthorized use or disclosure of Confidential Information. Consultant will not, without the written consent of the Company, (a) disclose, divulge, or publish any Confidential Information to any third party or (b) use any Confidential Information except as necessary to perform the Services. Confidential Information does not include information that Consultant can establish: (a) was known to Consultant without restriction before receipt from the Company; (b) is publicly available through no fault of Consultant; or (c) is rightfully received by Consultant from a third party without a duty of confidentiality. Likewise, nothing in this Agreement prohibits disclosure of information that arises from the Consultant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, or information that Consultant otherwise has a legal right to disclose as legally protected conduct. Consultant hereby assigns to the Company, and will procure the assignment to the Company of, all Confidential Information and all such reproductions, notes, other materials, and improvements. Except as expressly provided herein, nothing in this Agreement shall grant Consultant any intellectual property rights or licenses, express or implied, in or to any portion of any

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Confidential Information. Upon expiration or termination of the Agreement, or upon the request of the Company, Consultant will return or destroy all Confidential Information in Consultant’s possession. Consultant’s obligations under this Section 6 will survive termination or expiration of this Agreement.
7.U.S. Securities Laws. Each party acknowledges that it is aware that U.S. securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company under obligations of non-disclosure and non-use from purchasing or selling securities of such company, or from communicating such information to any other person. Each party hereby agrees and undertakes to comply with any such provisions.
8.Personal Data. All personal data will be handled in accordance with applicable privacy laws and regulations. To the extent the Services include Consultant’s processing of personal data or Consultant’s disclosure of personal data, including protected health information, to the Company, the parties will enter into a data processing agreement prior to the commencement of such processing and/or disclosure.
9.Intellectual Property. All inventions, discoveries, improvements, ideas, proposals, concepts, designs, processes, formulations, trade secrets, know-how, materials, documentation, reports, research, creations and products developed or prepared by Consultant solely in relation to the Services are the intellectual property of the Company (“Inventions”). To the extent any Invention qualifies as a work made for hire under applicable law, it is hereby deemed to be such. Consultant hereby assigns to the Company all right, title, and interest in and to the Inventions, which are the sole and exclusive property of the Company, and will be promptly disclosed by Consultant to the Company. Consultant will not use any intellectual property or technology of a third party in performance of the Services that will result in violation of any intellectual property rights of any third party. Consultant warrants that Consultant has and will have the right to transfer and assign to Company ownership of all Inventions. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm the Company’s rights as outlined above.  In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints the Company as Consultant’s attorney-in-fact to execute and deliver any such documents on Consultant’s behalf.
10.Indemnification. The Company agrees to release, defend, indemnify and hold Consultant harmless from any and all potential liabilities, losses or damages (including penalties, costs, attorney fees and liability to third parties) resulting from, related to or arising out of any claim, action, suit or proceeding against Consultant arising out of (a) the negligence or willful misconduct of the Company in its execution and performance under this Agreement, its instructions to Consultant (provided Consultant is otherwise acting in good faith and in compliance in all material respects with this Agreement) or the Company’s material breach of this Agreement, and/or (b) allegations that the

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Company’s performance under this agreement infringes, misappropriates, or otherwise violates any intellectual right of a third party.
11.    Confirmation of Continuing Obligations.
a.    Proprietary Information and Inventions. Consultant hereby expressly reaffirms her obligations, to the extent any such obligations survive termination, under Section 5 of the Employment Agreement (as defined in the Release Agreement) (other than the non-competition covenant therein, that applied by its terms only during the term of Consultant’s employment), which section is incorporated herein by reference, under the Proprietary Information and Inventions Agreement between Consultant and the Company (the “Proprietary Information Agreement”), a copy of which is attached to the Release Agreement as Exhibit C and incorporated herein by reference, and Section 7 of the Release Agreement and agrees that such obligations shall survive the Separation Date and her termination of Services under this Agreement.
b.    Competitive Activities. During the Term of this Agreement, without the written approval of the Chief Executive Officer of the Company, Consultant shall not, either as an employee, employer, consultant, agent, principal, partner, or officer, engage or participate in any employment, business or activity that is directly competitive (defined below) with the business or proposed business of the Company and will not assist any other person or organization in directly competing (defined below) with the Company, or in preparing to engage in direct competition (defined below) with the business or proposed business of the Company. An activity, business, or product is considered “directly competitive” if it [***].

c.    Non-Solicitation. Through the later of (x) the expiration of the Term or (y) the date that is [***]months following the Separation Date (the “Restricted Period”), Consultant will not, either directly or through others, [***].

d.    [***].

e.    Confidential Terms. Subject to Section 11(h) below, Consultant agrees that Consultant shall not disclose the terms of this Agreement other than: (i) to Consultant’s counsel, accountants, tax advisors, family members or other representatives; (ii) to governmental agencies, including, but not limited to the Internal Revenue Service and similar state agencies; (iii) pursuant to legal process, subpoena, court order, or court rules; (iv) as otherwise required by applicable law; or (v) as necessary to enforce this Agreement through arbitration.

f.    Return of Property. Upon the termination of this Agreement, Consultant represents and warrants that Consultant has returned to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, her Company-issued laptop, documents (hard copy or electronic files), it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Consultant further represents and warrants that she has not nor will she copy or transfer any Company information, nor will she maintain any Company confidential information after the Separation Date. Notwithstanding the foregoing, Consultant may retain documents relating to her compensation and benefits from the

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Company.
g.    Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, in the event of Consultant’s material breach of this Agreement, the Company shall be entitled to terminate this Agreement as provided in Section 3 and no additional payments shall be payable to Consultant hereunder, all of Consultant’s unvested Options and unvested RSUs shall immediately terminate and the post-termination exercise period of Consultant’s unvested Options shall immediately terminate. The parties acknowledge that the Company’s only option to terminate this Agreement is for material breach or Executive’s death or disability, as set forth in Section 3 and herein. For the purposes of clarity, “material breach” of this Agreement shall be limited to (i) Consultant’s material breach of Sections [***] of this Agreement which violation remains uncured after written notice thereof and a [***] day opportunity to cure (if capable of being cured); (ii) Consultant’s failure to satisfy her obligations to [***]; or (iii) Consultant’s conviction of or plea of guilty or no contest (or the equivalent under applicable law) with respect to a felony.

h.    Whistleblower Provision; Other Protected Activity. Nothing in this Agreement or the Proprietary Information Agreement shall prevent Consultant from communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notifying or seeking permission from the Company. Consultant acknowledges that the Company has provided Consultant with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the proprietary information to Consultant’s attorney and use the proprietary information in the court proceeding, if Consultant files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. Further, nothing in this Agreement or the Proprietary Information Agreement shall prevent Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful.

i.    Definitions. For purposes of this Section 11, the term “Company” means not only Zeno, but also Parent as well as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Zeno Management, Inc.

12.Limitation on Liability. NEITHER COMPANY NOR CONSULTANT SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND,

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
13.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Consultant at her address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
14.Miscellaneous. This Agreement will be governed by Colorado state law, without regard to any conflict of laws provisions thereof. This Agreement, together with the Release Agreement (and any other agreements or portions of agreements incorporated by reference therein), is the entire agreement of the parties with respect to the Services and may not be assigned by Consultant without prior written permission of Company. The Company may assign this agreement to any of its wholly owned subsidiaries without the consent of Consultant. Consultant will not make any public statement concerning this Agreement or use the Company’s or its affiliates’ names in any form of advertising, promotion or publicity, without prior written consent of the Company. Any disputes under this Agreement shall be resolved in accordance with Section 9 of the Release Agreement.

(Signature Page Follows)

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Having understood and agreed to the foregoing, the Company and Consultant have signed this Agreement, effective as of the date written above.

Zentalis Pharmaceuticals, Inc. By: /s/ Andrea Paul Name: Andrea Paul Title: Chief Legal Officer	/s/ Kimberly Blackwell, M.D. Kimberly Blackwell, M.D.

Signature Page to Consulting Agreement

EXHIBIT A

Consultant Services & Compensation
[Exhibit A omitted in accordance with Item 601(a)(5) of Regulation S-K]

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